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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                            (Amendment No. ___4___)*

                         Morton's Restaurant Group, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                   619429 10 3
                                 (CUSIP Number)

                               Barry W. Florescue
                          c/o BFMA Holding Corporation
                         50 East Sample Road, Suite 400
                          Pompano Beach, Florida 33064
                                 (800) 675- 6115
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  July 19, 2001
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of (Sections) 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (Section) 240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No. 619429 10 3
--------------------------------------------------------------------------------
1)   Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     BFMA HOLDING CORPORATION
--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                      (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Source of Funds (See Instructions)

     WC
--------------------------------------------------------------------------------
5)   Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                   [ ]
--------------------------------------------------------------------------------
6)   Citizenship or Place of Organization

     DELAWARE
--------------------------------------------------------------------------------
                     7)   Sole Voting Power
                          298,500
   Number of        ------------------------------------------------------------
    Shares           8)   Shared Voting Power
 Beneficially             0
   Owned by         ------------------------------------------------------------
     Each            9)   Sole Dispositive Power
   Reporting              298,500
    Person          ------------------------------------------------------------
     with           10)   Shared Dispositive Power
                          0
--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially Owned by Each Reporting Person
     298,500
--------------------------------------------------------------------------------
12)  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)                                                  [ ]
--------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11)
     7.2%
--------------------------------------------------------------------------------
14)  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 619429 10 3
--------------------------------------------------------------------------------
1)   Name of Reporting Persons
     I.R.S. Identification No. of Above Persons (entities only)

     FLORESCUE FAMILY CORPORATION
--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Source of Funds (See Instructions)

     WC
--------------------------------------------------------------------------------
5)   Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6)   Citizenship or Place of Organization

     NEVADA
--------------------------------------------------------------------------------
                     7)  Sole Voting Power
                         29,100
  Number of       --------------------------------------------------------------
   Shares            8)  Shared Voting Power
Beneficially             0
  Owned by        --------------------------------------------------------------
    Each             9)  Sole Dispositive Power
  Reporting              29,100
   Person         --------------------------------------------------------------
    with            10)  Shared Dispositive Power
                         0
--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially Owned by Each Reporting Person
     29,100
--------------------------------------------------------------------------------
12)  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)                                                     [ ]
--------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11)
     0.7%
--------------------------------------------------------------------------------
14)  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 619429 10 3
--------------------------------------------------------------------------------
 1)   Name of Reporting Persons
      I.R.S. Identification No. of Above Persons (entities only)

      BARRY W. FLORESCUE
--------------------------------------------------------------------------------
 2)   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
 3)   SEC Use Only

--------------------------------------------------------------------------------
 4)   Source of Funds (See Instructions)

      AF
--------------------------------------------------------------------------------
 5)  Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)                                                    [ ]
--------------------------------------------------------------------------------
 6)  Citizenship or Place of Organization

     UNITED STATES
--------------------------------------------------------------------------------
                     7)      Sole Voting Power
                             327,600
  Number of       --------------------------------------------------------------
   Shares            8)      Shared Voting Power
Beneficially                 56,300
  Owned by        --------------------------------------------------------------
    Each            9)      Sole Dispositive Power
  Reporting                 327,600
   Person         --------------------------------------------------------------
    with           10)     Shared Dispositive Power
                           56,300
--------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially Owned by Each Reporting Person
     383,900
--------------------------------------------------------------------------------
12)  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)                                                    [ ]
--------------------------------------------------------------------------------
13)  Percent of Class Represented by Amount in Row (11)
     9.3%
--------------------------------------------------------------------------------
14)  Type of Reporting Person (See Instructions)
     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 619429 10 3
--------------------------------------------------------------------------------
 1)   Name of Reporting Persons
      I.R.S. Identification No. of Above Persons (entities only)

      NED L. SIEGEL
--------------------------------------------------------------------------------
 2)   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
 3)   SEC Use Only

--------------------------------------------------------------------------------
 4)   Source of Funds (See Instructions)
      AF
--------------------------------------------------------------------------------
 5)   Check if Disclosure of Legal Proceedings is Required Pursuant to
      Items 2(d) or 2(e)                                                   [ ]
--------------------------------------------------------------------------------
 6)   Citizenship or Place of Organization
      UNITED STATES
--------------------------------------------------------------------------------
                     7)      Sole Voting Power
                             0
  Number of       --------------------------------------------------------------
   Shares            8)      Shared Voting Power
Beneficially                 56,300
  Owned by        --------------------------------------------------------------
    Each             9)      Sole Dispositive Power
  Reporting                  0
   Person         --------------------------------------------------------------
    with            10)     Shared Dispositive Power
                            56,300
--------------------------------------------------------------------------------
11)   Aggregate Amount Beneficially Owned by Each Reporting Person
      56,300
--------------------------------------------------------------------------------
12)   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                    [ ]
--------------------------------------------------------------------------------
13)   Percent of Class Represented by Amount in Row (11)
      1.4%
--------------------------------------------------------------------------------
14)   Type of Reporting Person (See Instructions)
      IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 619429 10 3
--------------------------------------------------------------------------------
 1)    Name of Reporting Persons
       I.R.S. Identification No. of Above Persons (entities only)

       RICHARD A. BLOOM
--------------------------------------------------------------------------------
 2)    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
 3)    SEC Use Only

--------------------------------------------------------------------------------
 4)    Source of Funds (See Instructions)
       AF
--------------------------------------------------------------------------------
 5)    Check if Disclosure of Legal Proceedings is Required Pursuant to
       Items 2(d) or 2(e)                                                   [ ]
--------------------------------------------------------------------------------
 6)    Citizenship or Place of Organization
       UNITED STATES
--------------------------------------------------------------------------------
                     7)      Sole Voting Power
                             5,000
  NUMBER OF       --------------------------------------------------------------
   SHARES            8)      Shared Voting Power
BENEFICIALLY                 0
  OWNED BY        --------------------------------------------------------------
    EACH            9)      Sole Dispositive Power
  REPORTING                 5,000
   PERSON         --------------------------------------------------------------
    WITH           10)     Shared Dispositive Power
                           0
--------------------------------------------------------------------------------
11)    Aggregate Amount Beneficially Owned by Each Reporting Person
       5,000
--------------------------------------------------------------------------------
12)    Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
       (See Instructions)                                                   [ ]
--------------------------------------------------------------------------------
13)    Percent of Class Represented by Amount in Row (11)
       0.1%
--------------------------------------------------------------------------------
14)    Type of Reporting Person (See Instructions)
       IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 619429 10 3
--------------------------------------------------------------------------------
 1)    Name of Reporting Persons
       I.R.S. Identification No. of Above Persons (entities only)
       CHARLES W. MIERSCH
--------------------------------------------------------------------------------
 2)    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
 3)    SEC Use Only

--------------------------------------------------------------------------------
 4)    Source of Funds (See Instructions)
       AF
--------------------------------------------------------------------------------
 5)    Check if Disclosure of Legal Proceedings is Required Pursuant to
       Items 2(d) or 2(e)                                                   [ ]
--------------------------------------------------------------------------------
 6)    Citizenship or Place of Organization
       UNITED STATES
--------------------------------------------------------------------------------
                     7)      Sole Voting Power
                             500
  NUMBER OF     ----------------------------------------------------------------
   SHARES            8)      Shared Voting Power
BENEFICIALLY                 0
  OWNED BY      ----------------------------------------------------------------
    EACH             9)      Sole Dispositive Power
  REPORTING                  500
   PERSON       ----------------------------------------------------------------
    WITH            10)     Shared Dispositive Power
                            0
--------------------------------------------------------------------------------
11)    Aggregate Amount Beneficially Owned by Each Reporting Person
       500
--------------------------------------------------------------------------------
12)    Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
       (See Instructions)                                                   [ ]
--------------------------------------------------------------------------------
13)    Percent of Class Represented by Amount in Row (11)
       0.0%
--------------------------------------------------------------------------------
14)    Type of Reporting Person (See Instructions)
       IN
--------------------------------------------------------------------------------

     This Amendment No. 4 to the Statement on Schedule 13D amends and supplements the Statement in Schedule 13D relating to the event date of January 25, 2001, filed by BFMA Holding Corporation, Florescue Family Corporation, Barry
W. Florescue and Ned L. Siegel as amended by Amendment No. 1 relating to the event date of March 21, 2001, Amendment No. 2 relating to the event date of April 26, 2001 and Amendment No. 3 relating to the event date of June 27, 2001 (collectively, the "Schedule 13D"). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Schedule 13D.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

     Item 6 has been supplemented with the following:

     On July 19, 2001, BFMA sent a letter to Morton's, a copy of which is attached hereto and incorporated by reference.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         Exhibit A.  Agreement of Joint Filing. (1)

         Exhibit B.  Definitive Proxy Statement, dated April 26, 2001. (2)

         Exhibit C.  Letter from BFMA to Morton's, dated May 1, 2001. (2)

         Exhibit D.  Commitment Letter from Icahn Associates Corp., dated
                     May 1, 2001. (2)

         Exhibit E.  Letter from BFMA to Greenhill & Co., LLC, dated
                     June 27, 2001. (3)

         Exhibit F. Letter from BFMA to Morton's.

     (1) Filed as an exhibit to Amendment No. 1 to the Statement on Schedule
          13D.

     (2) Filed as an exhibit to Amendment No. 2 to the Statement on Schedule
         13D.

     (3) Filed as an exhibit to Amendment No. 3 to the Statement on Schedule
         13D.

                                   SIGNATURES

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned hereby certifies that the information set forth in this Schedule 13D is true, complete and correct.

Dated: July 19, 2001

                                         BFMA HOLDING CORPORATION

                                         By: /s/ Barry W. Florescue
                                             -----------------------------------
                                                 Name: Barry W. Florescue
                                                 Title: Chief Executive Officer



                                         FLORESCUE FAMILY CORPORATION

                                         By: /s/ Barry W. Florescue
                                             -----------------------------------
                                                 Name: Barry W. Florescue
                                                 Title: President


                                         /s/ Barry W. Florescue
                                         ---------------------------------------
                                             Barry W. Florescue


                                         /s/ Ned L. Siegel
                                         ---------------------------------------
                                             Ned L. Siegel


                                         /s/ Richard A. Bloom
                                         ---------------------------------------
                                             Richard A. Bloom


                                         /s/ Charles W. Miersch
                                         ---------------------------------------
                                             Charles W. Miersch